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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY


                        EXECUTIVE EMPLOYMENT AGREEMENT
                        ------------------------------

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is entered into as of the 21st day of August, 2001, by and between ABC BANCORP, a Georgia corporation ("Employer"), and W. EDWIN LANE, JR., an individual resident of the State of Georgia ("Executive").

                             W I T N E S S E T H:
                             - - - - - - - - - -

         WHEREAS, Executive is employed as the Executive Vice President and Chief Financial Officer of Employer;

         WHEREAS, Employer wishes to continue to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive wishes to continue to serve in such position, on the terms and conditions set forth herein;

         WHEREAS, Employer and Executive are parties to that certain Severance Protection and Non-Competition Agreement dated as of November 1, 1998 (the "Severance Protection Agreement"), and Employer and Executive each desire to terminate the Severance Protection Agreement contemporaneous with the execution and delivery hereof;

         WHEREAS, Executive desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

         WHEREAS, Employer desires to assure the continued services of Executive on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person or entity to obtain control of Employer;

         WHEREAS, Employer desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein;

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

         1. Termination of Severance Protection Agreement. Notwithstanding any
            ---------------------------------------------
of the terms and conditions of the Severance Protection Agreement to the contrary with respect
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to the termination thereof or otherwise, Employer and Executive hereby terminate the Severance Protection Agreement, effective as of the date hereof. Employer and Executive acknowledge and agree that neither party to the Severance Protection Agreement shall have or possess any rights against or obligations to the other party thereto with respect to any of the representations, warranties, covenants and agreements set forth therein. In addition, Employer and Executive covenant and agree that the termination of the Severance Protection Agreement and the rights granted therein shall not constitute a breach thereof or default thereunder or create any further or additional duties or obligations of the parties thereto.

         2.    Employment. Upon the terms and subject to the conditions set
               ----------
forth in this Agreement, Employer employs Executive as its Executive Vice President and Chief Financial Officer, and Executive hereby accepts such employment.

         3.    Position and Duties. Executive agrees to serve as the Executive
               -------------------
Vice President and Chief Financial Officer of Employer and to perform such duties in that office as may reasonably be assigned to him by the Board of Directors of Employer (the "Board") or by the Chief Executive Officer or President of Employer; provided, however, that such duties shall be of the same
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character as those generally associated with the office held by Executive.
Employer shall not, without the written consent of Executive, relocate or transfer Executive to a location other than a location within the geographic boundaries of the State of Georgia. During the term of this Agreement, Executive agrees that he will serve Employer faithfully and to the best of his ability and that he will devote his full business time, attention and skills to Employer's business; provided, however, that the foregoing shall not be deemed to restrict
          --------  -------
Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of Executive's duties hereunder.

         4.    Term. The term of this Agreement shall begin on the date hereof
               ----
(the "Effective Date") and, unless otherwise earlier terminated pursuant to
Section 9 hereof, shall end on the date which is one (1) year following the Effective Date (hereinafter referred to as the "Initial Term"). The Initial Term shall be extended automatically for an additional one (1) year term (each an "Additional Term") on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend within ninety (90) days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the term of this Agreement shall end at the end of the Initial Term or the Additional Term during which such notice not to so extend was given; provided, however, that, notwithstanding any notice by Employer not
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to extend, the term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change of Control (as hereinafter defined); and provided further, however, that this Agreement shall
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automatically terminate (and the Initial Term or any Additional Term shall thereupon end) without notice when Executive attains 65 years of age.

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         5.    Compensation.
               ------------

         (A) Executive shall receive an annual salary of One Hundred Twenty Thousand Six Hundred Fifty Dollars ($120,650.00) ("Base Compensation") payable at regular intervals in accordance with Employer's normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation. Prior to (but not after) a Change of Control, Employer may also declare decreases in the salary it pays Executive if the operating results of Employer are significantly less favorable than those for its immediately preceding fiscal year, and Employer makes similar decreases in the salary it pays to other executive officers of Employer; provided, however, that Employer
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shall not be permitted to decrease Executive's annual salary below $120,650.00 during the Initial Term hereof. After a Change of Control, Employer shall consider and declare salary increases based upon the following standards: (1) Inflation; (2) Adjustments to the salaries of other senior management personnel; and (3) Past performance of Executive and the contribution which Executive makes to the business and profits of Employer. Any and all increases or decreases in Executive's salary pursuant to this Section 5(A) shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this Section 5(A) shall become the level of Base Compensation for the remainder of the Initial Term or any Additional Term until there is a further increase or decrease in Base Compensation as provided herein.

         (B) In addition to his Base Compensation, Executive shall be awarded, during each calendar year during the Initial Term or any Additional Term hereunder, an annual bonus (an "Annual Bonus") either pursuant to a bonus or incentive plan of Employer or otherwise on terms no less favorable than those awarded to other executive officers of Employer.

         6.    Other Benefits. So long as Executive is employed by Employer
               --------------
pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement and compensation plans of Employer generally available to its employees, consistent with his Base Compensation and his position as Executive Vice President and Chief Financial Officer, including, without limitation, Employer's Money Purchase Pension Plan and 401(k) Profit Sharing Plan, and Executive and his dependents shall be included in Employer's hospitalization, major medical, disability and group life insurance plans. Each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of Employer in effect as of the date hereof (as permitted by law) during the Initial Term or any Additional Term hereof (A) unless prior to a Change of Control, the operating results of Employer are significantly less favorable than those for its immediately preceding fiscal year, or (B) unless (either before or after a Change of Control) (1) changes in the accounting or tax treatment of such plans would materially adversely affect Employer's operating results or financial condition, and (2) the Board concludes that modifications to such plans need to be made to avoid such adverse effects.

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         7.    Expenses. So long as Executive is employed by Employer pursuant
               --------
to this Agreement, Executive shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer upon proper submission to Employer of written vouchers and statements for reimbursement. In addition, Employer shall (A) provide to Executive an automobile and pay for all costs associated therewith during the Initial Term and any Additional Term hereof, and (B) reimburse Executive for all mileage driven by Executive in his personal automobile in connection with his duties hereunder in accordance with Employer's mileage reimbursement policy as in effect from time to time. Employer shall also use its best efforts to provide to Executive a country club membership for business and personal use and shall pay for all initiation fees and monthly dues related thereto; provided, however,
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that, if such membership is not already owned by Executive as of the date hereof, then such membership shall be and remain the sole property of Employer.

         8     Vacation. Executive shall be entitled to three (3) weeks paid
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vacation during each calendar year of Executive's employment hereunder.

         9.    Termination. Subject to the respective continuing obligations of
               -----------
the parties hereto, including, without limitation, those set forth in Subsections 11(A), 11(B), 11(C) and 11(D) hereof, Executive's employment by Employer hereunder may be terminated prior to the expiration of the Initial Term or any Additional Term hereof as follows:

         (A) Employer, by action of the Board and upon written notice to Executive, may terminate Executive's employment with Employer immediately for cause. For purposes of this Subsection 9(A), "cause" for termination of Executive's employment shall exist (a) if Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (b) if, in the determination of the Board, Executive has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Executive's exercise of his good faith business judgment nor unintentional physical damage to any property of Employer by Executive shall be a ground for such a determination by the Board), or (c) if Executive has failed, without reasonable cause, to follow reasonable written instructions of the Board or the Chief Executive Officer or President of Employer consistent with Executive's position as Executive Vice President and Chief Financial Officer of Employer and, after written notice from Employer of such failure, Executive at any time thereafter again so fails.

         (B) Executive, by written notice to Employer, may terminate his employment with Employer immediately for good reason. For purposes of this Subsection 9(B), "good reason" for termination shall mean a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent:

               (1) after a Change of Control, a change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of

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         Control, or any removal of Executive from, or any failure to re-elect
         Executive to, any of Executive's positions that he held immediately prior to the Change of Control, which has the effect of diminishing Executive's responsibility or authority;

               (2) after a Change of Control, a reduction by Employer in Executive's Base Compensation as in effect immediately prior to the Change of Control or as the same may be increased from time to time or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which Executive is covered immediately prior to the Change of Control which adversely affects Executive;

               (3) at the time of a Change of Control, Employer requires Executive to be based anywhere other than a job location within the geographic boundaries of the State of Georgia;

               (4) after a Change of Control and without replacement by a plan providing benefits to Executive substantially equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by Employer after a Change of Control that would adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans;

               (5) after a Change of Control, the taking of any action by Employer that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties, provided that Employer may
                                                   --------
         take action with respect to such conditions after a Change of Control so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive's status would customarily perform his employment duties; or

               (6) after a Change of Control, a material change in the fundamental business philosophy, direction and precepts of Employer and its subsidiaries, considered as a whole, as the same existed prior to the Change of Control.

Any event described in Subsection 9(B)(1) through (6) hereof which occurs prior to a Change of Control but which Executive reasonably demonstrates (x) was at the request of a third party who has indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise arose in connection with, or in anticipation of, a Change of Control which actually occurs, shall constitute good reason for purposes hereof, notwithstanding that it occurred prior to a Change of Control.

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         (C)   Executive, upon ninety (90) days written notice to Employer, may terminate his employment with Employer without good reason.

         (D) Executive's employment with Employer shall terminate in the event of Executive's death or disability. For purposes of this Agreement, "disability" shall be defined as Executive's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred eighty (180) day period.

         (E)   A "Change of Control" shall mean any of the following events:

               (1) the merger or consolidation of Employer with, or the sale of all or substantially all of the assets of Employer to, any person or entity or group of associated persons or entities;

               (2) the direct or indirect beneficial ownership, in the aggregate, of securities of Employer representing twenty-five percent (25%) or more of the total combined voting power of Employer's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated (within the meaning of the Securities Act of 1933, as amended) with Employer as of the date hereof; provided, however, that the Board may,
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         at any time and in its sole discretion, increase the ownership percentage threshold of this Subsection 9(E)(2) to an amount not exceeding forty percent (40%);

               (3) the shareholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer; or

               (4) a change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this Agreement, "Continuity Directors" means those members of the Board who either:

                              (a)  were directors at the beginning of such
               consecutive twenty-four (24) month period; or

                              (b) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the Board.

         10.   Compensation Upon Termination.  In the event of termination of
               -----------------------------
Executive's employment with Employer pursuant to Section 9 hereof, compensation shall continue to be paid by Employer to Executive as follows:

         (A) In the event of a termination pursuant to Subsection 9(A) or Subsection 9(C) hereof, compensation provided for herein (including Base Compensation and an Annual

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Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 6 hereof, through and including the Date of Termination (as hereinafter defined) specified in the Notice of Termination (as hereinafter defined). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans.

         (B) In the event of a termination pursuant to Subsection 9(B) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 6 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under those plans. In addition, if the event of termination pursuant to Subsection 9(B) hereof occurs within twelve (12) months after the date of a Change of Control, then, subject to the terms of Section 13 hereof, (1) Executive shall be entitled to continue to receive from Employer for one (1) additional 12-month period his Base Compensation at the rates in effect at the time of termination plus an Annual Bonus in an amount equal to at least forty percent (40%) of such Base Compensation as of the date of the event of termination, payable in accordance with Employer's standard payment practices then existing; (2) Executive shall be entitled to continue to participate for one (1) additional 12-month period in each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Executive, provided
                                                                     --------
that if the terms of any such employee welfare benefit plan or applicable laws do not permit continued participation by Executive, Employer will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage; (3) Employer shall contribute the maximum contributions allowable under Employer's Money Purchase Pension Plan and 401(k) Profit Sharing Plan, or any successor plans thereto, for the benefit of Executive; and (4) Executive shall be entitled to receive payment from Employer for reasonable relocation expenses if Executive relocates within five hundred (500) miles of Moultrie, Georgia if such relocation occurs within one hundred eighty (180) days after the Date of Termination specified in the Notice of Termination.

         (C) In the event of a termination pursuant to Subsection 9(D) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 6 hereof, (1) in the event of Executive's death, through the date of death, or (2) in the event of Executive's disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of

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Executive's participation in such plans through the date of death or the Date of
Termination specified in the Notice of Termination, as the case may be, shall be paid when due under those plans.

     (D) Employer will permit Executive or his personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination of Executive's employment by Employer (as specified in the Notice of Termination) for the reasons set forth in Subsection 9(B) hereof, to purchase all of the stock of Employer that would be issuable under all outstanding stock options, if any, previously granted by Employer to Executive under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

     11.  Restrictive Covenants.
          ---------------------

     (A) Executive acknowledges that (1) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (2) Employer will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of Employer and the irreparable injury that would befall Employer should Executive breach such covenants.

     (B) Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with Employer will place him in a position of confidence and trust with employees of Employer and its subsidiaries and affiliates and with Employer's other constituencies and will allow him access to trade secrets and confidential information concerning Employer and its subsidiaries and affiliates.

     (C) Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 11 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

     (D) Having acknowledged the foregoing, Executive covenants and agrees with Employer as follows:

          (1)  While Executive is employed by Employer and for a period of two
     (2) years after termination of such employment for any reason or for no reason (and whether or not pursuant to or in accordance with the terms of this Agreement), Executive shall not divulge or furnish any trade secrets (as defined in (S)10-1-761 of the Official Code of Georgia Annotated) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information (which shall at all times remain the property of Employer) directly or indirectly for Executive's own benefit or for the benefit of any person, firm or corporation other than Employer.

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                  (2)    For a period of one (1) year after termination of
         Executive's employment (a) by Employer for any of the reasons set forth in Subsection 9(A) of this Agreement, or (b) by Executive pursuant to
         Section 4 or Subsection 9(C) of this Agreement, Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Executive performed services for Employer while employed by it, or assist any actual or potential competitor of Employer or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

                  (3) While Executive is employed by Employer and for a period of two (2) years after termination of Executive's employment (a) by Employer for any of the reasons set forth in Subsection 9(A) of this Agreement, or (b) by Executive pursuant to Section 4 or Subsection 9(C) of this Agreement, Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of Employer as conducted during Executive's employment by Employer within the geographic limitations of the State of Georgia.

                  (4) If Executive's employment by Employer is terminated for reasons other than those set forth in Subsection 9(B) of this Agreement, and Executive subsequently (a) provides banking or bank-related services to, or solicits the banking or bank-related business of, any customer of Employer or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Executive performed services for Employer while employed by it, or assists any actual or potential competitor of Employer or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place, or (b) engages, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, with any banking or bank-related business or venture which competes with the business of Employer as conducted during Executive's employment by Employer within the geographic limitations of the State of Georgia, then Employer may immediately terminate and shall not be required to continue on behalf of the Executive or his dependents and beneficiaries any compensation provided for herein (including Base Compensation and any Annual Bonus) and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 6 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

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               (5)  If Executive's employment by Employer is terminated for any of the reasons set forth in Subsection 9(B) of this Agreement, then Executive may thereafter (a) provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by Employer in any location within the geographic limitations of the State of Georgia, or assist any actual or potential competitor of Employer or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place, or (b) engage, directly or indirectly, as principal, agent or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, with any banking or bank-related business or venture which competes with the business of Employer as conducted during Executive's employment by Employer within the geographic limitations of the State of Georgia; provided, however, that if Executive engages in any such activities
         --------  -------
         after a termination under Subsection 9(B) hereof, then Employer may immediately terminate and shall not be required to continue on behalf of the Employee or his dependents and beneficiaries any compensation provided for herein (including, without limitation, Base Compensation, any Annual Bonus and any payments pursuant to Subsection 10(B) hereof) and any employee benefit, retirement and compensation plans and other perquisities provided in Section 6 hereof other than those benefits that Employer may be required to maintain for Executive under applicable federal or state law.

               (6) If Executive's employment by Employer is terminated for any reason or for no reason, Executive will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates, as the case may be.

         (E) Executive acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this
Section 11 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this
Section 11, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 11 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.

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         12.   Notice of Termination and Date of Termination. Any termination of
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Executive's employment with Employer as contemplated by Section 9 hereof, except in the circumstances of Executive's death, shall be communicated by written notice of termination (the "Notice of Termination") by the terminating party to the other party hereto. Any Notice of Termination given pursuant to Subsections 9(A), 9(B) or 9(D) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Agreement, "Date of Termination" shall mean: (A) if Executive's employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period); or
(B) if Executive's employment is terminated for cause, good reason or pursuant to Subsection 9(C) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of
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Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         13.   Excess Parachute Payments and One Million Dollar Deduction Limit.
               ----------------------------------------------------------------

         (A) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate the Limited Payment Amount, Employer shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

         (B) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made by an accounting firm at Employer's expense selected by Employer which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the

"Determination"), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Executive subject to the application of Subsection 13(C) below.

         (C) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 13(A) hereof (hereinafter referred to as an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment, and Executive shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Executive), together with interest on the Excess Payment at the "Applicable Federal Rate" (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined (1) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS; (2) pursuant to a determination by a court; or (3) upon the resolution of the Dispute to Executive's satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Executive within ten
(10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

         (D) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to Section 162(m) of the Code, the Payments to be made to Executive in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive in such taxable year of Employer shall be nondeductible by Employer pursuant to
Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Executive on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 13. Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate this Section 13, Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as hereinafter defined). Any notice given by Executive pursuant to the immediately preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

         (E) The determination as to whether the Payments shall be reduced pursuant to Section 13(D) hereof and the amount of the Payments to be made in each taxable year after the application of Section 13(D) hereof shall be made by the Accounting Firm at Employer's expense. The Accounting Firm shall provide its determination (the "Section 162(m) Determination"), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Executive.

         14.   Payments After Death. Should Executive die after termination of
               --------------------
his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

         15.   Full Settlement and Legal Expenses. The respective obligations of
               ----------------------------------
the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Executive by Employer hereunder. If any legal action, proceeding in arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the Applicable Federal Rate, in addition to any other relief to which such party or parties may be entitled.

         16.   Notices. For purposes of this Agreement, notices and all other
               -------
communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Executive:    W. Edwin Lane, Jr.
                             1 Flintridge Road
                             Moultrie, Georgia 31768

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

         If to Employer:     ABC Bancorp
                             24 2/nd/ Avenue, S.E.
                             Moultrie, Georgia 31768
                             Attention:  Chief Executive Officer

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         17.   Governing Law. The validity, interpretation and performance of
               -------------
this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

         18.   Successors. Employer shall require any successor (whether direct
               ----------
or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement and shall entitle Executive to terminate his employment with Employer for good reason pursuant to Subsection 9(B) hereof. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

         19.   Modification. No provision of this Agreement may be modified,
               ------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         20.   Severability. The invalidity or unenforceability of any
               ------------
provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         21.   Counterparts. This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

         22.   Assignment. This Agreement is personal in nature, and neither
               ----------
party hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 14 and 18 above. Without limiting the foregoing, Executive's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 14 hereof, and in the event of any attempted assignment or transfer contrary to this Section 22, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

         23.   Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

                            [Signatures Next Page]

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

         IN WITNESS WHEREOF, Executive has executed, sealed and delivered this Agreement, and Employer has caused this Agreement to be executed, sealed and delivered, all as of the day and year first above set forth.


                                         ABC BANCORP



                                         By:___________________________________
[Corporate Seal]                            Kenneth J. Hunnicutt, Chairman and
                                            Chief Executive Officer



Attest:___________________________________
       Cindi H. Lewis, Corporate Secretary



                                         _________________________________(SEAL)
                                         W. EDWIN LANE, JR.

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